Exhibit 2.2
                                                                     -----------


                            STOCK EXCHANGE AGREEMENT


         THIS STOCK EXCHANGE AGREEMENT dated January 9, 2001, entered into by PHILLIP G. PLAISANCE, JUDY C. PLAISANCE, SCOTT M. PLAISANCE, AND JULIE P. CALLAIS (said individuals hereinafter collectively referred to as "Plaisance", but sometimes referred to as the "Stockholders") and SEACOR SMIT INC., a Delaware corporation or its designee or assignee (hereinafter referred to as "Seacor").

                                    RECITALS
                                    --------

         WHEREAS, Plaisance is the owner of all of the issued and outstanding capital stock of Plaisance Marine, Inc., a Louisiana corporation (the "Company"); and

         WHEREAS, Plaisance has agreed to exchange or cause to be exchanged to Seacor all of the issued and outstanding stock of the Company; and

         NOW, THEREFORE, in consideration of the premises, and the terms and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

         1. DEFINITIONS: As used herein, each of the following terms shall have the meaning indicated:

         "Annual Financial Statement" means the financial statement of the Company as of December 31, 1999, true and correct copies of which have been furnished to .

         "Average Price" means $44.00 per share of Seacor Stock. For the purposes of this Agreement the price per share of Seacor Stock shall remain the Average Price regardless of the actual price at which such stock may trade from time to time.

         "Closing" means the closing of the exchange of the Shares provided for herein.

         "Closing Balance Sheet" means the balance sheet of the Company as of the Effective Time, which balance sheet shall be prepared in accordance with
Section 4.

         "Closing Date" means the date of the Closing.

         "Company" shall have the meaning assigned in the recitals above.

         "Covered Vessels" means the two (2) 145 foot utility vessels.

         "Covered Waters" means the waters of the U.S. Gulf of Mexico and its adjacent states, including Texas and Louisiana, and including particularly the Louisiana Parishes of Assumption, Cameron, Iberia, Jefferson, Lafourche, Orleans, Plaquemines, St. Bernard, St. Charles, St. Martin, St. Mary, Terrebonne and Vermilion.

         "Current Balance Sheet" means the financial statement of the Company as of December 31, 2000, true and correct copies of which have been furnished to .

         "Effective Time" means 12:01 a.m., Central Standard Time, on the Closing Date.

         "Equipment and Spares" means any equipment and spares associated with the Vessels whether aboard or not aboard on the Closing Date including the property described in Schedule 1.

         "Liability" means any obligation, claim, demand, debt, or liability, including, without limitation, Payables, whether accrued, absolute, contingent or otherwise.

         "Lien" means any lien, mortgage, security interest, attachment, charge or other encumbrance.

         "Material Adverse Effect" means a material adverse effect on the Company or its business, property or prospects.

         "Payables" means any and all accrued and unpaid accounts payable of the Company, including, without limitation, trade debt, wages, benefits, Taxes, rents, notes, insurance deductibles or premiums, or other sums.

         "Property" means the Vessels and other property of the Company described in the Current Balance Sheet.

         "Registration Rights Agreement"shall mean that certain Registration Rights Agreement between Seacor and Sellers referred to in Section 7(f).

         "Reserve Shares" means 9,998 shares of Seacor Stock held in reserve pursuant to Section 4.

         "Seacor" means SEACOR SMIT Inc., a Delaware corporation.

         "Seacor Stock" means common stock, par value $.01 per share, of Seacor. Seacor Stock shall be the "Registrable Securities" as defined in the Registration Rights Agreement.

         "Shares" means all of the issued and outstanding shares of capital stock of the Company.

         "Taxes" means any and all ad valorem, property, income, occupational license, employment or other taxes, whether federal, state or local, payable by Company as taxpayer, together with all withholding, employment, social security, sales, use and other taxes or funds collected or held in trust by Company, whether as employer or otherwise, for remittance to the applicable taxing authority.

         "Vessels" means the following Vessels:

         1.       Sea Horse I, Official No. 1052663

         2.       Sea Horse II, Official No. 1059403


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

         2. EXCHANGE OF SHARES: On the terms and conditions set forth herein, Plaisance shall deliver all of the Shares of stock of the Company in exchange for the total number of shares of Seacor Stock as determined and set forth in
Section 4 below. Such exchange shall be accomplished by the delivery to each of the Stockholders in exchange for each of the Shares owned by such Stockholder, as set forth in Schedule 6(i) hereto, such number of fully paid and nonassessable shares of Seacor Stock as is equal to the ratio of the total number of shares of Seacor Stock to be delivered pursuant hereto divided by 100, which is represented to be the number of shares owned by the Stockholders on the date hereof. In the event that fractional shares of Seacor Stock would be required to be issued pursuant hereto, in lieu of such fractional shares, each of the Stockholders shall be entitled to receive a cash payment (without interest) ("Fractional Payment") equal to the fraction of share multiplied by the Average Price. The exchange of the Shares for the total number of shares of Seacor Stock is intended to be an exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code.

         3. CLOSING; TERMINATION:

         (a) The closing of the exchange of the Shares (the "Closing") shall occur on or prior to January 16, 2001 ("Closing Date"), or at a later date mutually agreed by the parties. The Closing Date shall automatically be extended until such time as the HSR Approval is obtained but no later than January 31, 2001

         (b) This Agreement may be terminated by a party upon written notice to the other under the following circumstances:

                  (i) The Closing has not occurred by January 31, 2001, or as of a later date as extended by paragraph 3(a) above, and the party giving the notice is not in default hereunder; or

                  (ii) The party giving the notice is not in default hereunder, and the party to whom the notice is given has defaulted in its obligations hereunder and has failed to cure such default within five (5) days after it received written notice of such default from the other party.

         4. TOTAL SEACOR SHARES TO BE DELIVERED; DELIVERY OF COMPANY SHARES; TRANSFER OF THE EXCHANGED SHARES:

         (a) The total number of shares of Seacor Stock to be delivered in exchange for all of the Shares of the Company shall be Sixty-Eight Thousand One Hundred Eighty-Two (68,182) shares (the "Base Shares") of Seacor Stock as adjusted in accordance with subparagraph (c) of this Section 4.

         (b) On the Closing Date, Plaisance shall deliver to Seacor all of the Shares and Seacor shall instruct its transfer agent to issue and deliver Fifty-Eight Thousand One Hundred Eighty-Four (58,184) shares of Seacor Stock, representing the aforesaid number of shares of Seacor Stock less the Reserve Shares to Plaisance within ten (10) days of Closing and as soon as practicable after the final determination provided for in subparagraph (c) below but in any event no later than ten (10) days following such final determination, Seacor shall deliver the balance, if any, of the total number of shares of Seacor Stock and any Fractional Payments required herein to the Stockholders.

         (c) Within sixty (60) days after the Closing Date, Seacor and Plaisance shall cause their accountants to prepare the Closing Balance Sheet. The Closing Balance Sheet shall be prepared on an accrual basis in accordance with generally accepted accounting principles. Plaisance and their accountants shall have access to the books and records of the Company for the purpose of participating in the preparation of the Closing Balance Sheet. If Plaisance and Seacor are unable to agree upon the items on the Closing Balance Sheet that affect the Purchase Price, the parties shall retain a "Big Five" accounting firm to prepare the Closing Balance Sheet, which shall be final and binding on the parties. Such accounting firm shall be designated by and approved by , such approval not to be unreasonably withheld. The fees of the accounting firm shall be borne equally by the parties. The total number of shares of Seacor Stock to be delivered shall be determined by adding or subtracting, as the case may be, a number of shares to or from the Base Shares as follows:

                  a. in the event that the total of the Liabilities, including Payables, reflected on the Closing Balance Sheet, exceeds Eight Hundred Thousand Dollars ($800,000.00) (the "Maximum Liability Amount"), then there shall be subtracted a number of shares of Seacor Stock determined by dividing the amount by which such Liabilities exceeds the Maximum Liability Amount by the Average Price;

                  b. in the event that the total of the Liabilities, including Payables, reflected on the Closing Balance Sheet, is less than the Maximum Liability Amount, then there shall be added a number of shares of Seacor Stock determined by dividing the amount by which the Maximum Liability Amount exceeds such Liabilities by the Average Price; and

                  c. there shall be added a number of shares of Seacor Stock determined by dividing the amount of any franchise tax credit issued to the Company by the State of Louisiana for property taxes paid by the Company for the year 2000, by the Average Price.

         5. CERTAIN TRANSACTIONS.

         (a) Prior to Closing the Company may distribute to Plaisance, or its designees, free and clear of all Liens (other than Liens personally assumed by Plaisance and for which the Company and its Property is fully discharged and released): (i) cash; (ii) accounts receivable generated prior to the Closing Date; (iii) deposits; and (iv) furniture and fixtures.

         (b) Schedule 5(b) sets forth all Payables and other Liabilities of the Company reflected on the Current Balance Sheet supplemented through the date of this Agreement. Prior to Closing, Plaisance shall cause the Company to accelerate, pay or otherwise discharge all such Liabilities (with the exception of such portion thereof as is covered by insurance) exceeding Eight Hundred Thousand Dollars ($800,000.00). After the payment of all Payables and other Liabilities, or fully funding a reserve therefore, Company may distribute cash on hand to Plaisance.



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

         6. REPRESENTATIONS AND WARRANTIES OF PLAISANCE: Plaisance represents and warrants as follows, which representations and warranties shall be deemed to be made again at Closing and shall survive the Closing:

         (a) Company is a citizen of the United States within the meaning of
Section 2 of the Shipping Act of 1916, as amended (46 U.S.C.ss.802).

         (b) The Annual Financial Statement and Current Balance Sheet accurately and completely reflect the financial condition of the Company as of the dates thereof. At the time of Closing, the Company will have good and marketable title to the Property (other than Excluded Items distributed to Plaisance pursuant to Section 5), free and clear of any Liens. Any Liens to which the Property is currently subject are described on Schedule 6(b), and shall be discharged at or prior to the Closing.

         (c) Except as described in Schedule 6(c), there are no investigations, actions, suits, charges, complaints, or other proceedings of any character pending or threatened against or involving the Company or its Property, and no circumstances are known to exist by Plaisance which would give rise to any action, suit or proceeding against the Company or the Property. Neither the Company nor the Property is a party to or is subject to any seizure, attachment, judgment, order, or decree.

         (d) Schedule 6(d) sets forth the names of all officers, directors, employees and agents of the Company other than Plaisance, and the remuneration and compensation being paid thereto. Schedule 6(d) also contains the names, addresses, and telephone numbers of all banks or other financial institutions in which the Company has an account, deposit, or safe-deposit box (collectively, "Accounts"), with the account description and number and the names of all persons authorized to draw on these accounts or to grant access to these boxes. All such Accounts shall be closed on or prior to the Closing Date.

         (e) The Vessels are duly documented vessels of the United States, eligible to engage in the coastwise trade within the meaning of Chapter 121 of Title 46, United States Code (46 U.S.C. ss.ss.12101, et. seq.) and Subchapter G,
Part 67 of Title 46, Code of Federal Regulations (46 C.F.R. ss.ss.67.1, et. seq.). As of the Closing Date, any and all loadline certificates, class certificates, or certificates of inspection issued by the American Bureau of Shipping ("ABS"), the United States Coast Guard, or other agency to which the Vessels are currently subject (the "Certificates") shall be in full force and effect, without recommendation. As of the Closing Date, the propulsion, navigation, pumping and electrical systems of the Vessel shall be operable.

         (f) Except as reflected on the Current Balance Sheet, the Company has no Liabilities other than (i) claims fully covered by insurance; (ii) trade payables (including employee's wages) incurred in the normal course of business of the Company since the date of the Current Balance Sheet, and (iii) Taxes accrued since the date of the Current Balance Sheet but not yet due, all of which (if not paid, satisfied or discharged prior to the Closing Date) will be reflected in the Closing Balance Sheet and are not material in the aggregate. Except as disclosed in Schedule 6(f), since the date of the Current Balance
Sheet:



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

                  (i) there has been no material change in the financial condition, operations, properties, business or prospects of the Company;

                  (ii) the Company has not entered into any material agreement or issued any capital stock;

                  (iii) except as described in Schedule 6(f), Company has entered into no employment contracts and there has been no increase in the compensation paid or payable to any officer, director, employee or agent of the Company; and

                  (iv) there have been no dividends paid or distributions made by the Company except as provided in Section 5.

         (g) The business of the Company has been and is being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all authorities.

         (h) All federal and state tax returns of the Company have been timely filed and all Taxes required to be shown thereon (and any penalties and interest) have been paid in full.

         (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana. The Company is duly authorized and qualified to own its properties and conduct its business in all jurisdictions where such property is located and such business is conducted. Company has no subsidiaries. The entire authorized capital stock of the Company consists of 100 shares of no par value common stock, of which 100 shares are outstanding. All such outstanding shares have been issued validly and are fully paid and non-assessable. All outstanding shares are owned by Plaisance, as provided on Schedule 6(i), free of any liens, claims and encumbrances, and, at Closing, Seacor will become the owner of the Shares free of any liens, claims or encumbrances. There are no stock options, stock purchase agreements, pre-emptive rights or other rights to acquire shares of capital stock of the Company. Plaisance has furnished to Seacor for its examination the complete originals of
(i) the articles of incorporation and bylaws of the Company, (ii) the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and board of directors of the Company, and (iii) the stock transfer books of the Company setting forth all transfers of any capital stock.

         (j) Except as described in Schedule 6(j), the Company is not a party to any written or oral collective bargaining agreement or other contract with any labor union, and Company has no employment contracts, pension, ERISA, or profit sharing or bonus plans for employees which cannot be terminated by the Company without financial obligation upon notice.

         (k) Company is not in default under any agreement or other document to which it is a party or to which its Property is subject.

         (l) The execution, delivery, and performance of this Agreement by Plaisance does not and will not violate, conflict with, or constitute a breach of (i) the Articles of Incorporation or By-Laws of the Company, or (ii) any agreement, order, judgment, or decree to which the Company or any member of Plaisance is a party or to which any Plaisance member, the Company or the Property is subject.

         (m) Company has no leases, contracts, agreements, or commitments which cannot be immediately canceled by the Company without financial obligation. All leases, contracts, agreements or commitments to which the Company is bound are listed on Schedule 6(m), and true and complete copies of such contracts have been furnished Seacor. All parties with whom the Company has contractual arrangements are in compliance therewith in all material respects and are not in default thereunder.

         (n) Except for the government approval under the HSR Act no registration with, or approval of, any governmental agency or commission is necessary on the part of Plaisance or the Company for the execution, delivery or performance of the terms of this Agreement.

         (o) The Company has furnished to Seacor complete and correct descriptions of its insurance coverages, or, in lieu thereof, true, correct and complete copies of its current insurance policies which are in full force and effect. There are currently no denials of coverage or reservations of rights by such insurers for any claims now pending under such policies. The consummation of the transaction contemplated by this Agreement will not impair any of the coverages afforded the Company by such policies for pending claims or claims which accrued (but have not been asserted) prior to the Closing Date.

         (p) The shares of Seacor Stock acquired by Plaisance pursuant hereto are being obtained for Plaisance's own account for investment, with no view to the public distribution or resale thereof. Plaisance will not offer or sell any such securities in violation of the provisions of the Securities Act of 1933, or the Louisiana Blue Sky Law (Louisiana R.S. 51:701, et seq.) as now in effect or any legislation substituted therefor, and the rules and regulations thereunder. Plaisance represents that they are "accredited investors" as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of the acquisition of shares of Seacor. Plaisance understands that Seacor is relying on such representations, warranties, and agreements to exempt from registration the issuance of the shares of Seacor Stock to Plaisance. Plaisance acknowledges being advised that the shares of Seacor Stock will be unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act of 1933 and applicable state securities laws, including, without limitation, as provided in the Registration Rights Agreement, or an exemption from such registration is available, and that if such an exemption is relied on, Plaisance may be required to furnish an opinion of counsel regarding such exemption. Plaisance acknowledges that the certificates evidencing the shares of Seacor Stock issued to Plaisance hereunder will have a legend thereon restricting transfer of the shares except in compliance with the foregoing, all as provided in the Registration Rights Agreement.

         (q) At Closing, the Vessels shall be in at least as good a condition as they were when inspected by Seacor, subject only to ordinary wear and tear since that date.

         7. WARRANTIES OF SEACOR: Seacor represents and warrants to Plaisance as follows, which representations and warranties shall be deemed to be made again at Closing and shall survive the Closing:



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

         (a) Seacor is a citizen of the United States within the meaning of
Section 2 of the Shipping Act of 1916, as amended (46 U.S.C.ss.802).

         (b) Seacor is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has corporate power to own and operate its properties and to carry on its business.

         (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or constitute a breach of (i) any provisions of the Certificate of Incorporation or By-Laws of Seacor, (ii) any agreement to which Seacor is a party, or (iii) any order, judgment, or decree to which Seacor is a party. Seacor has, or will have as of the Closing Date, all corporate power and authority necessary to exchange the total number of shares of Seacor Stock for the Shares to be transferred pursuant to this Agreement. The officer executing this Agreement on behalf of Seacor has been duly authorized by Seacor's Board of Directors to execute this Agreement. Seacor has taken all corporate action necessary for this Agreement to constitute the valid and binding obligation of Seacor, enforceable in accordance with its terms.

         (d) The Shares are being acquired for Seacor's own account for investment, with no view to the public distribution or resale thereof. Seacor will not offer or sell any such securities in violation of the provisions of the Securities Act of 1933, the Louisiana Blue Sky Law (Louisiana R.S. 51:701 et seq.) as now in effect or any legislation substituted therefor, and the rules and regulations thereunder. Seacor understands that the Company and Plaisance are relying on such representations, warranties, and agreements to exempt from registration the transfer of the Shares to Seacor. Seacor acknowledges being advised that the Shares will be unregistered and must be held indefinitely unless the shares are subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.

         (e) Except for the governmental approvals under the Hart-Scott-Rodino Act (the "HSR Act") no registration with, or approval of, any governmental agency or commission is necessary on the part of Seacor for the execution, delivery or performance of the terms of this Agreement.

         (f) The shares of Seacor Stock issued to Plaisance pursuant hereto will be duly authorized, validly issued, fully paid and non-assessable. The shares of Seacor Stock issued to Plaisance may be registered and sold by Plaisance as provided in the Registration Rights Agreement between Seacor and Plaisance.

         8. COVENANTS OF PLAISANCE: Plaisance covenants that, between the date hereof and the closing, as follows:

         (a) Access and Information. Plaisance will cause the Company to afford Seacor and its representatives at its sole expense, risk and cost reasonable access during normal business hours to the properties, books and records of the Company, and shall cause to be furnished to Seacor and its representatives all information concerning the Company which may reasonably be requested by Seacor. Seacor shall maintain the information so furnished in confidence.



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

         (b) Business. Plaisance shall cause the Company to use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with suppliers, customers and others having business dealings with it.

         (c) Properties. Plaisance shall cause the Company at its own expense to maintain all Property in good repair, order and condition, except for reasonable wear and tear.

         (d) Insurance. Plaisance shall cause the Company to maintain insurance upon its Property and with respect to Liabilities arising out of the conduct of its business in such amounts and of such kinds as are currently maintained.

         (e) Dispositions. Plaisance shall cause the Company not to sell, lease or dispose of any Property (except as permitted in Section 5), encumber any Property or cause or permit any Lien to be filed against any Property. Plaisance shall cause the Company and its Property to be fully released and discharged from any Lien, including any Lien disclosed on Schedule 6(b). Plaisance shall further cause the Company to pay and discharge all Payables and Liabilities as provided in Section 5.

         (f) Articles/By-Laws. Plaisance shall cause the Company not to amend its Articles of Incorporation or By-Laws or merge or consolidate with or into any other corporation or change in any manner the rights of each of the capital stock or other securities or the character of its business.

         (g) Stock. Plaisance shall cause the Company not to issue, sell, or redeem, or enter into any contract or commitment to issue, sell, or redeem any shares of its capital stock or reclassify any Shares of its capital stock.

         (h) Representations. Plaisance shall not, and shall cause the Company not to, take any action that would result in the representations and warranties of Plaisance being untrue at the Closing Date.

         (i) Notices. Plaisance shall advise Seacor in writing of any (i) event, occurrence, development or state of circumstances which, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect, (ii) notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement, or (iii) notice or other communication from any government body, authority, agency or official in connection with the transaction contemplated by this Agreement.

         (j) Operations. Plaisance shall cause the Company to operate its business only in the ordinary course.

         (k) Funded Debt. Plaisance shall cause the Company not to incur any obligation or liability for borrowed money other than in the ordinary course of business.



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

         (l) Contracts. Plaisance shall cause the Company not to enter into any contract, commitment or agreement which would be required to be disclosed on
Schedule 6(m) if such contract, commitment or agreement were in effect on the date of this Agreement.

         (m) Compliance. Plaisance shall cause the Company not to agree or commit to do anything inconsistent with any of the foregoing.

         (n) Resignations. Plaisance will deliver to Seacor at the Closing the resignations of all officers and directors of the Company.

         9. MUTUAL INDEMNIFICATION:

         (a) Plaisance agrees to indemnify and hold and save Seacor and Company harmless from any and all liabilities, claims, demands, losses, damages, diminution in value, deficiency or costs of any kind or description (including reasonable attorneys' fees), for or in connection with, resulting from or on account of:

                  (i) Any Lien, except for the SAFECO loan, which will remain a liability of the Company, or Liability of the Company of any nature whatsoever, whether accrued, absolute, contingent, or otherwise, existing at the Effective Time, including without limitation any tax liabilities accrued and payable in respect of or measured by the income (on an accrual basis) of the Company for any period prior to the Effective Time, but specifically excluding Liabilities incurred in the ordinary course of business which are recorded on the Closing Balance Sheet and are taken into account in adjusting the total number of shares of Seacor Stock delivered pursuant hereto.

                  (ii) Any misrepresentation, breach of warranty or nonfulfillment of any obligation on the part of Plaisance under this Agreement.

         (b) If any third person, including, without limitation, any governmental taxing authority, shall assert any claim against Seacor or the Company which, if successful, might result in a claim for indemnity hereunder, Seacor shall notify Plaisance in writing of the nature of such claim (such writing to be within a reasonable time and before any action is taken which would hinder or otherwise detrimentally affect Plaisance's ability to defend the claim), and at Plaisance's option, Plaisance may, at his sole expense, assume and control the defense of such claim. Should Seacor determine with respect to any claim by a third person (which may result in indemnification by Plaisance), that it is in Seacor's best interest to forego a valid defense of such claim (such reasons to include, without limitation, business relations, business reputation, etc.), then Plaisance shall not be responsible for indemnification of such claim. The cost of defense in any claim by a third party which may result in indemnification hereunder shall be borne by Plaisance.

         (c) Seacor agrees to indemnify and hold and save Plaisance harmless from any and all liabilities, claims, demands, losses, damages, diminution in value, deficiency or costs of any kind or description (including reasonable attorneys' fees), for or in connection with, resulting from, or on account of any misrepresentation, breach of warranty or nonfulfillment of any obligation on the part of Seacor under this Agreement.



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

         (d) No party shall have the right to recover incidental or consequential damages, including lost profits.

         10. CONDITIONS PRECEDENT TO SEACOR'S EXCHANGE: Seacor's obligation to exchange the Shares of Seacor Stock is expressly conditioned upon satisfaction of the following conditions precedent:

         (a) Any applicable Certificates, as defined in Section 6(e), shall be in full force and effect on the Closing Date;

         (b) As of the Closing Date, there shall have been no material adverse change in the financial condition, results of operations, properties, business or business prospects of the Company;

         (c) Plaisance's representations and warranties shall be true and correct as of the Closing Date;

         (d) Delivery by Plaisance at Closing of those documents particularly described in Section 12 of this Agreement;

         (e) Plaisance shall have complied in all material respects with his covenants and agreements hereunder;

         (f) The parties shall have received all necessary governmental approvals, including all approvals required under the HSR Act;

         (g) Seacor and Plaisance shall have entered into the Registration Rights Agreement; and

         (h) The SEACOR Deepwater 1, Inc., Sea Horse Marine, Inc., and La Salle Offshore, Inc. Asset Purchase Agreement ("Sea Horse Agreement") and the Vessel Purchase Agreement between Sea Horse Marine, Inc. and SEACOR Deepwater 1, Inc. shall have been executed and delivered contemporaneously with the closing of the transaction contemplated by this Agreement.

         11. CONDITIONS PRECEDENT TO PLAISANCE'S EXCHANGE: Plaisance's obligation to exchange the Shares is expressly conditioned upon the following conditions precedent:

         (a) Seacor's representations and warranties being true and correct as of the Closing Date:

         (b) Delivery by Seacor at Closing of those documents described in
Section 12(b) of this Agreement;

         (c) Seacor shall have complied in all material respects with its covenants and agreements hereunder;



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

         (d) The parties shall have received all necessary governmental approvals, including all approvals required under the Hart-Scott-Rodino Act;

         (e) Seacor and Plaisance shall have entered into the Registration Rights Agreement; and

         (f) The closing, execution and delivery of the Sea Horse Agreement contemporaneously with the closing of the transaction contemplated herein.

         12. EXECUTION AND DELIVERY OF INSTRUMENTS: At the Closing, the parties shall execute and/or deliver, or cause the execution and/or delivery of, any and all documents reasonably required in order to consummate the transactions described herein, including, without limitation, the following:

         (a) Plaisance shall deliver to Seacor at the Closing:

                  (i) Certificates representing the Shares properly endorsed or accompanied by blank stock powers pertaining thereto (with the endorsements or signatures guaranteed by a bank or stockbroker, or notarized, if applicable);

                  (ii) A favorable opinion of Watkins, Walker & Eroche, reasonably acceptable to Seacor and its counsel;

                  (iii) A certificate of good standing of the Company from the Secretary of State of Louisiana;

                  (iv) Written resignations of Company's officers and directors effective as of Closing; and

                  (v) Certificates of Ownership (CG-1330 or Vessel Abstracts) issued by the Coast Guard within fifteen (15) days prior to Closing, showing the Company to be the owner of the Vessels free and clear of all Liens.

         (b) Seacor shall deliver to Plaisance at the Closing:

                  (i) Certified corporate resolutions of Seacor authorizing the transactions described in this Agreement; and

                  (ii) The Registration Rights Agreement executed by Seacor.

         (c) Seacor shall cause its transfer agent to deliver to Plaisance within ten (10) days after Closing, certificates representing the shares of Seacor Stock that are issuable to Plaisance pursuant to Section 3(b).

         13. NON-COMPETITION; NON-DISCLOSURE: Plaisance acknowledges that a material consideration and inducement for Seacor to enter into this Agreement, is the Agreement of Plaisance and any other corporation or entity in which they own an interest (excluding any publically traded companies), not to compete with Seacor or its subsidiaries or affiliates. For two (2) years from Closing Date,

Plaisance and Sea Horse Marine, Inc. and La Salle Offshore, Inc., who intervene solely for purposes of this Paragraph 13, will not, directly or indirectly, for themselves, or as agent of or on behalf of, or in conjunction with, any person, firm or corporation, engage in, represent, furnish consulting services to, be employed by, or have any interest in (whether as an owner, principal, shareholder, partner, joint venturer or member (excluding stock in a publicly-held corporation) or as a director, officer, lender, agent, consultant or independent contractor), a national or regional offshore crewboat, offshore utility, environmental response, towing or supply vessel service organization, or similar activity which competes with Company or Seacor or any of its subsidiaries and affiliates, in the parishes in the State of Louisiana, and in the counties of the States of Texas, Alabama, Florida and Mississippi as described on the attached Schedule 13; provided, however, it is understood that Sea Horse Marine, Inc. ("Sea Horse") and La Salle Offshore, Inc. ("La Salle"), for whom certain Plaisance personnel are officers, directors or shareholders intend to continue to operate the Vessel Sea Horse VI and in the vessel brokerage business and the conduct of such business in said corporations shall not violate the terms and conditions of this paragraph only insofar as to the following allowed activities. Activities allowed, within the context of this Non Compete section, with respect to the brokerage business shall be those activities where Plaisance acts as a marine broker, as that term is generally understood within the marine industry, but excludes actual vessel ownership by Plaisance, through either direct ownership or through any financial lease or bareboat or demise charter where Plaisance is the bareboat or demise charterer.

         In addition to the foregoing, for a period of two (2) years following the Closing, Plaisance shall not, nor shall they allow any entity that they control, to solicit any employee of the Company or any affiliate of Seacor to work for any person or entity other than the Company or any affiliate of Seacor.

         Notwithstanding the foregoing, it is understood that Phillip G. Plaisance will become an employee of Seacor or its subsidiaries or affiliates and the performance of his duties as such an employee will not violate the provisions of this Section and further Plaisance's (collectively) ownership of Sea Horse and LaSalle will not violate the provisions of this Section.

         14. EXPENSES: Plaisance and Seacor agree that, except as otherwise provided herein, each shall bear and shall be solely responsible for all their own costs and expenses, including their attorneys' and accountants' fees, incurred in connection with the transactions contemplated by this Agreement.

         15. BROKERS: All negotiations relative to this Agreement, and the transactions contemplated hereby, have been carried on directly between the parties, without the intervention of any person, or without any act whatsoever, that may give rise to any valid claim against the other for a broker's commission or similar payment. Plaisance and Seacor agree to indemnify, defend and hold the other harmless for any and all damages, costs and expenses (including reasonable attorneys' fees), arising out of, or in any way resulting from the breach of this representation.

         16. INSPECTION: Seacor shall have the right to inspect the Property at any time prior to Closing Date. Plaisance agrees to cause Company to cooperate with Seacor in scheduling the inspection of the Vessels of the Company of such times and places requested by Seacor.

         17. NOTICES: All notices which may be given under any provision of this Agreement shall be deemed to have been given when:

         (a) Served by: (i) facsimile or telex, to be confirmed by certified, first class mail, (ii) personal delivery, (iii) mailed by certified, first class mail, return receipt requested, postage pre-paid, or (iv) forwarded by Federal Express, Airborne Express, United Parcel Service or other established and reputable courier service; and

         (b) Properly addressed to the Plaisance or the Seacor, as the case may be, as follows:

                  (i)      In case of notice to Plaisance:

                           Phillip G. Plaisance, Individually and on behalf of
                                    Judy C. Plaisance, Scott M. Plaisance and
                                    Julie P. Callais
                           9712 Highway 1
                           Lockport, LA 70374
                           Telephone: (504) 532-6759
                           Facsimile: (504) 532-6934

                  (ii)     In case of notice to Seacor:

                           SEACOR SMIT Inc.
                           11200 Richmond Avenue Suite 400
                           Houston, TX 77082
                           Attention: Milton R. Rose
                           Telephone: (713) 782-5990
                           Facsimile: (713) 782-5991

         18. SEVERABILITY: If any provision of this Agreement is held to be invalid or unenforceable, in any respect, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, but, to the contrary, this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

         19. MODIFICATION; AMENDMENT: This Agreement may only be modified or amended in writing by an instrument executed by each party hereto.

         20. ASSIGNMENT; SURVIVAL: This Agreement may not be assigned by either Plaisance or Seacor without the prior written consent of the other, except that Seacor may assign this Agreement to any of its affiliates or subsidiaries without the consent of Plaisance. All indemnities, warranties, remedies and obligations of Plaisance in favor of Seacor, or of Seacor in favor of Plaisance, shall survive any such assignment, the execution of this Agreement, and the Closing.

         21. GOVERNING LAW: This Agreement shall be governed by the laws of the State of Louisiana and where applicable the laws of the United States of America.

         22. INCORPORATION; ENTIRE AGREEMENT: This Agreement includes any and all Schedules annexed hereto, all of which are incorporated herein by this reference. This Agreement constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof.

         23. ARBITRATION: Any disputes arising hereunder or in connection herewith shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association, utilizing a panel of three arbitrators. The arbitration shall be held in New Orleans, Louisiana. The parties shall have the right to enforce specific performance of this agreement, in addition to any other remedies they may have at law.

         24. FURTHER ASSURANCES: From and after Closing, Plaisance and Seacor respectively shall do all things reasonably necessary to effectuate the transactions provided for herein. Without limiting the foregoing, Plaisance shall assist Seacor and Company in regard to Company's relationships with the existing customers of Company.

         25. TAX RETURNS: Seacor and Plaisance agree to have a "short year" tax return for the Company for 2001 prepared by an accounting firm mutually agreeable to the parties. Seacor agrees to cause the Company not to amend prior year's returns.

         26. INTERVENTION OF CERTAIN SPOUSES: Erin Plaisance, wife of Scott M. Plaisance and Donny Callais, husband of Julie P. Callais, hereby intervene respectively herein for the sole purpose of acknowledging that the shares exchanged and to be received hereunder constitute the separate and paraphernal property of Scott M. Plaisance and Julie P. Callais, respectively, and form no part of the community of acquets and gains existing between them respectively. Add intervention of two other companies for non-compete.

         IN WITNESS WHEREOF, Plaisance and Seacor have caused these presents to be executed as of the date set forth above.

/s/ Phillip G. Plaisance
------------------------
PHILLIP G. PLAISANCE



/s/ Judy C. Plaisance
---------------------
JUDY C. PLAISANCE



/s/ Scott M. Plaisance              By:  /s/ Donny Callais
----------------------                 ------------------------------
SCOTT M. PLAISANCE                  ERIN PLAISANCE, wife of
                                    Scott M. Plaisance, Through her agent And
                                    Attorney in Fact Donny Callais

/s/ Julie P. Callais                                   /s/ Donny Callais
--------------------                                   -------------------------
JULIE P. CALLAIS                                       DONNY CALLAIS, husband of
                                                       Julie P. Callais



SEACOR SMIT Inc.


By: /s/ Milton R. Rose
    ------------------
Name: Milton R. Rose
Title:  Vice President


INTERVENORS:

LA SALLE OFFSHORE, INC.

By: /s/ Judy C. Plaisance
    ---------------------
        President




SEA HORSE MARINE, INC.



By:  /s/ Judy C. Plaisance
     ---------------------
        President




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